Exhibit (b)(2)

TPG PARTNERS V, L.P.

301 Commerce, Suite 3300

Fort Worth, Texas 76102

July 13, 2006

Rover Holdings Corp.

c/o Texas Pacific Group

301 Commerce, Suite 3300

Fort Worth, Texas 76102

Board of Directors

PETCO Animal Supplies, Inc.

9125 Rehco Road

San Diego, California 92121

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), among Rover Holdings Corp., a Delaware corporation (“Parent”), Rover Acquisition Corp., a Delaware corporation (“Merger Sub”), and PETCO Animal Supplies, Inc., a Delaware corporation (the “Company”), pursuant to which Merger Sub will be merged into the Company, with the Company as the surviving entity (the “Merger”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement. This letter is being delivered to the addressees in connection with the execution of the Merger Agreement today by Parent, Merger Sub and the Company.

1. Commitment. This letter confirms the commitment of the undersigned (“TPG”), subject to the terms and conditions set forth herein, to purchase, or cause an assignee permitted by Section 4 of this letter to purchase, immediately prior to consummation of the Merger, a portion of the equity of Parent as of the Effective Time (the “Subject Equity Securities”) for an aggregate purchase price equal to $415,000,000 (the “Commitment”) solely for the purpose of funding, and to the extent necessary to fund, the Merger Consideration pursuant to and in accordance with the Merger Agreement and related expenses, provided that the undersigned shall not, under any circumstances, be obligated to contribute to Parent more than the Commitment. The total amount to be delivered under this letter and by Green Equity Investors IV, L.P. (“GEI”) pursuant to its commitment letter dated as of the date hereof (the “LGP Commitment Letter”) shall be reduced in the manner agreed by TPG and GEI in the event Parent does not require the full amount of commitments set forth herein and in the LGP Commitment Letter.

2. Conditions. The undersigned’s obligation to fund the Commitment is subject to the following conditions: (a) the contemporaneous purchase of an additional $350,000,000 of Subject Equity Securities (or such lesser amount as is agreed between TPG and GEI pursuant to

Section 1) by GEI pursuant to the LGP Commitment Letter, and (b) the compliance with the terms and provisions of the Merger Agreement by the parties thereto, and satisfaction or waiver of the conditions set forth therein.

3. Termination. The undersigned’s obligation to fund the Commitment will terminate automatically and immediately upon the termination of the Merger Agreement or upon the assertion of any claim by the Company or any of its affiliates in any litigation or other proceeding under any limited guarantee of even date herewith of GEI or the undersigned (each, a “Limited Guarantee”).

4. Assignment. The undersigned’s obligation to fund the Commitment may not be assigned, except as permitted in this Section 4. The undersigned may assign all or a portion of its obligations to fund the Commitment to affiliated funds of the undersigned or to an entity created by it or by one of its affiliates; provided, however, that any such assignment shall not relieve the undersigned of its obligations under Section 1 hereof.

5. Parties in Interest. This letter shall be binding on the undersigned solely to the benefit of each addressee, and nothing set forth in this letter, express or implied, is intended to or shall be construed to confer upon or give to any person other than the addressees any benefits, rights or remedies under or by reason of, or any rights to enforce or cause such addressees to enforce, the Commitment or any provisions of this letter.

6. Recourse. Notwithstanding anything that may be expressed or implied in this letter, the addressees, by their acceptance of the benefits of this equity commitment, each covenant, agree and acknowledge that no person other than the undersigned shall have any obligation hereunder and that, notwithstanding that the undersigned may be a partnership, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of the undersigned or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing, whether by or through attempted piercing of the corporate veil, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of the undersigned or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing, as such, for any obligations of the undersigned under this letter or any documents or instruments delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligation or their creation.

7. Limited Guarantee. Concurrently with the execution and delivery of this letter, the undersigned is executing and delivering to the Company a Limited Guarantee related to Merger Sub’s obligations under the Merger Agreement. The Company’s remedies against the undersigned under the Limited Guarantee shall, and are intended to, be the sole and exclusive direct or indirect remedies available to the Company against the undersigned and any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of the undersigned or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement and the transactions contemplated thereby, including in the event Merger Sub breaches its obligations under the Merger Agreement, whether or not Merger Sub’s breach is caused by the undersigned’s breach of its obligations under this letter.

8. Miscellaneous. This letter may be executed in counterparts. This letter agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. This letter agreement may be amended or modified only with the written consent of the parties hereto. This letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions arising out of or relating to this letter shall be heard and determined exclusively in any Delaware state court or, if under applicable law exclusive jurisdiction over such action is vested in the federal courts, any court of the United States located in the State of Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court located in the State of Delaware for the purpose of any action arising out of or relating to this letter brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this letter or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

[SIGNATURE PAGE FOLLOWS]

If the terms of this letter are acceptable to you, please indicate by signing below and returning a copy of this letter to us.

Very truly yours, TPG PARTNERS V, L.P.

By:	TPG GenPar V, L.P.
By:	TPG Advisors V, Inc.

By:	/s/ Carrie Wheeler
Carrie Wheeler
Partner

Agreed to and accepted: PETCO ANIMAL SUPPLIES, INC.

By:	/s/ David Appel
Name:	David Appel
Title:	Chairman, Independent Committee of the Board of Directors

[TPG Equity Commitment Letter]